Exhibit 10.5

May 1, 2017

John Graham
Chairman and CEO
Integrity Applications
19 Ha’Yahalomim St. Ashdod
ISRAEL

Dear Angela:

This letter confirms your appointment as Integrity Application’s interim Chief Strategy Officer, effective May 1st, 2017 through September 30th, 2017. As we discussed, your primary responsibilities include leading the company’s Strategy and Innovation group, as well as identifying and managing external advisors and consultants to deliver a three-year strategy, plan, and financial model. In addition, you will work with me to support fundraising, partnering and investor relations efforts.

Your compensation for the period will be $150,000, paid monthly on the schedule that we have mutually agreed upon. Out of pocket travel expenses will be paid separately on a pre-approved basis.

I look forward to continuing our work together.

Sincerely,

John Graham
CEO and Chairman
Integrity Applications, Inc.

__________________
Angela Strand